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                           CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF CAPITAL STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN RELIANCE ON AN AVAILABLE EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION AGREEMENTS AND PROVISIONS SET FORTH IN THE PURCHASE AGREEMENT (AS DEFINED BELOW). NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY CONTAINED IN THIS INSTRUMENT, NO PAYMENT ON ACCOUNT OF THE OBLIGATIONS HEREUNDER, WHETHER OF PRINCIPAL, INTEREST OR OTHERWISE, SHALL BE MADE, PAID, RECEIVED OR ACCEPTED EXCEPT IN ACCORDANCE WITH THE EXPRESS TERMS OF SUCH SUBORDINATION AGREEMENTS AND PROVISIONS.

U.S. $37,012,500                Houston, Texas                  October 5, 1998

         QUANTA SERVICES, INC., a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of ENRON CAPITAL & TRADE RESOURCES CORP., a Delaware corporation (the "Purchaser"), the principal sum of TWELVE MILLION THREE HUNDRED THIRTY-SEVEN THOUSAND FIVE HUNDRED AND NO/100 UNITED STATES DOLLARS (U.S. $12,337,500), interest on the unpaid balance of such principal amount and premium on such principal amount in accordance with the Securities Purchase Agreement referenced below (this "Note") .

1. Securities Purchase Agreement.

         This Note is the Borrower's Convertible Promissory Note to be issued pursuant to the Securities Purchase Agreement dated as of September 29, 1998 among Borrower, Purchaser and Joint Energy Development Investments II Limited Partnership (the "Purchase Agreement"). Capitalized Terms used herein but not defined herein shall have the meanings given such terms in the Purchase Agreement.



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2.  Principal, Interest and Payments Generally.

         Principal shall be advanced on even date herewith. Unless the outstanding principal amount of this Note has been redeemed as provided in
Section 3 below or converted pursuant to Section 5 below, the Borrower shall pay to the Purchaser the outstanding principal amount of this Note and all accrued but unpaid interest on the Maturity Date. Except as set forth in Section 8.05 of the Purchase Agreement, the Borrower shall not prepay the principal.

         Interest shall accrue thereon as set forth in the Purchase Agreement. Interest shall be payable quarterly as more fully set forth in the Purchase Agreement.

3.  Redemption.

         The principal due to the Purchaser hereunder shall be subject to Mandatory Redemption and Optional Redemption as more fully set forth in, respectively, Sections 8.04 and 8.05 of the Purchase Agreement.

4.  Default and Remedies.

         It shall be an "Event of Default" under this Note to the extent the Purchase Agreement so provides. During the continuation of an Event of Default, the Purchaser may exercise, subject to the limitations set forth in the Purchase Agreement, all of its rights under the Purchase Agreement and all other rights at law or in equity. During the continuation of an Event of Default, the Purchaser may exercise the conversion feature of this Note as set forth below.

         During the continuation of an Event of Default, all payments received in respect of obligations under this Note shall be applied in the order set forth in the Purchase Agreement. No right, power, or remedy conferred to the Purchaser in this Note or in any documents supporting this Note or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Purchaser shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future. Without limiting the generality of this paragraph, no description of the right to accelerate this Note, charge default interest under this Note, or otherwise exercise remedies under this Note shall limit the right of the Purchaser to take such actions with respect to this Note under the Purchase Agreement.

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5.  Conversion.

         5.1 Certain Definitions. As used in this Section 5, the following terms shall have the following meanings:

         "Closing Price" means on any particular date (a) the last sale price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last sale price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on any stock exchange, the final bid price for a share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") at the close of business on such date, or the last sales price if such price is reported and final bid prices are not available, or (c) if the Common Stock is not quoted on the NASDAQ, the bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded, as determined by an investment banking firm selected in good faith by the Board of Directors of the Borrower, provided, that none of the transactions related to the foregoing shall include purchases by any "affiliate" (as such term is defined in the General Rules and Regulations under the Securities Act of
1933) of the Borrower.

         "Common Stock" means the Borrower's Common Stock, $.00001 par value ("Common Stock").

         "Conversion Price" means U.S. $13.75, subject to adjustment as provided in this Section 5.

         5.2 Conversion Right and Conversion Price. At any time the Purchaser may convert all, or at the election of Purchaser, any part, of the outstanding principal amount of this Note into that number of fully paid and non-assessable shares of Common Stock obtained by dividing the outstanding principal amount of this Note to be so converted by the Conversion Price. The Conversion Price is subject to adjustment in certain instances, as hereinafter provided. This Note may be converted by surrender of this Note to the Borrower at its principal office, accompanied by a duly executed notice of conversion and a written instrument or instruments of transfer duly executed by the Purchaser or the Purchaser's attorney-in-fact duly authorized in writing. Upon conversion of this Note, the Purchaser shall be entitled to receive, in addition to the number of shares of Common Stock issuable

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upon such conversion, all interest accrued to the date of conversion of this
Note. All such interest shall be payable in cash.

         5.3 Issuance of Common Stock on Conversion. As promptly as practicable after the surrender of this Note for conversion, the Borrower shall deliver or cause to be delivered to the Purchaser certificates representing the number of fully paid and nonassessable shares of Common Stock into which this Note may be converted in accordance with the provisions of this Section 5. Such conversion shall be deemed to have been made at the close of business on the date that this Note shall have been surrendered for conversion so that the rights of the Purchaser shall cease at such time and, subject to the following provisions of this Section 5.3, the Purchaser shall be treated for all purposes as having become the record holder of such Common Stock at such time and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no such surrender on any date when the stock transfer books of the Borrower shall be closed shall be effective to constitute the Purchaser as the record holder of such Common Stock on such date, but such surrender shall be effective to constitute the Purchaser as the record holder for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; and, in that event such conversion shall be at the Conversion Price in effect on the date that this Note shall have been surrendered for conversion, as if the stock transfer books of the Borrower had not been closed. If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next succeeding Business Day. In case this Note is called for Optional Redemption as provided for in Section 8.05 of the Purchase Agreement, the right to convert this Note shall cease and terminate at the close of business at the expiration of the Response Period, as such term is defined in Section 8.05.

         No fractional shares of Common Stock shall be issued upon conversion of this Note. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of this Note, the Borrower shall pay a cash adjustment in respect of such fraction in an amount equal to such fraction of a share multiplied by current market price.

         5.4 Antidilution Adjustments. The number and kind of securities issuable upon the conversion of the Note shall be subject to adjustment, without duplication, from time to time upon the happening of certain events occurring on or after the date of original issue of the Note as follows:

                  (i) In case the Borrower shall (A) subdivide its outstanding Common Stock into a greater number of shares, (B) combine its outstanding Common Stock into a smaller number of shares, (C) pay a dividend or make a distribution on its outstanding Common Stock in shares of its capital stock or (D) issue by

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         reclassification of its outstanding Common Stock (whether pursuant to a merger or consolidation or otherwise) any other shares of capital stock of the Borrower, the holder of this Note surrendered for conversion after the record date fixed by the Board of Directors for such subdivision, combination, dividend, distribution or reclassification shall be entitled to receive the aggregate number and kind of shares of capital stock of the Borrower which, if this Note had been converted immediately prior to such record date at the Conversion Price then in effect, such holder would have been entitled to receive by virtue of such subdivision, combination, dividend, distribution or reclassification; and the Conversion Price shall be deemed to have been adjusted after such record date to apply to such aggregate number and kind of shares. Such adjustment shall be made successively whenever any of the events listed above shall occur.

                  (ii) In case the Borrower shall pay a dividend or make a distribution on any class of capital stock of the Borrower in shares of Common Stock, the Conversion Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately prior to such record date and of which the denominator shall be the sum of such number of shares and the total number of shares issued in such dividend or other distribution.

                  (iii) In case the Borrower shall issue to all holders of Common Stock rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (as determined pursuant to clause (viii) below), the Conversion Price in effect from and after the record date therefor shall be reduced so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock so offered for subscription or purchase. For the purpose of this clause (iii), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible (without regard to any antidilution

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

         provision contained therein for a subsequent adjustment of such number) at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. In case such rights or warrants are not issued after such a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect if such record date had not been fixed.

                  (iv) In case the Borrower shall distribute to all holders of Common Stock (whether pursuant to a merger or consolidation or otherwise) evidences of its indebtedness or assets (excluding shares of capital stock of the Borrower and cash dividends out of retained earnings), or rights to subscribe for Common Stock at a price less than the then current market price per share (excluding those referred to in clause (iii) above), then in each such case the Conversion Price in effect from and after the record date therefor shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the current market price per share (determined as provided in clause (viii) below) of the Common Stock on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed or of such rights to subscribe applicable to one share of Common Stock and of which the denominator shall be such current market price per share of Common Stock. Such adjustment shall be made successively whenever any such a record date is fixed. In case such distribution is not made after such a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect if such record date had not been fixed.

                  (v) If the Borrower shall issue any additional shares of Common Stock (otherwise as provided in (i) through (iv) above) at a price per share less than the current market price per share of Common Stock but above the Conversion Price, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price by a fraction (A) the numerator of which shall be (1) the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the current market price and (y) the consideration, if any, received and deemed received by the Borrower upon the issuance of such additional shares of Common Stock (2) divided by the total number of shares of Common Stock outstanding immediately after the

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         issuance of such additional shares of Common Stock, and (B) the denominator of which shall be the current market price.

                  (vi) If the Borrower shall issue any additional shares of Common Stock prior to the second anniversary of the issuance of the Notes (otherwise as provided in (i) through (v) above) at a price per share less than the Conversion Price per share of Common Stock, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price by a fraction (A) the numerator of which shall be (1) the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the Conversion Price and (y) the consideration, if any, received and deemed received by the Borrower upon the issuance of such additional shares of Common Stock (2) divided by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock, and (B) the denominator of which shall be the Conversion Price.

                  (vii) In case the Borrower shall issue any security or evidence of indebtedness which is convertible into or exchangeable for Common Stock ("Convertible Security"), or any warrant, option or other rights to subscribe for or purchase Common Stock or any Convertible Security (together with Convertible Securities, "Common Stock Equivalent"), or if, after any such issuance, the price per share for which such additional shares of Common Stock may be issuable thereunder is amended, then the Conversion Price upon each such issuance or amendment shall be adjusted as provided in the preceding paragraph hereof on the basis that (A) the maximum number of additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents (without regard to any antidilution provision contained therein for a subsequent adjustment of such number) shall be deemed to have been issued as of the earlier of (x) the date on which the Borrower shall enter into a firm contract for the issuance of such Common Stock Equivalent or (y) the date of actual issuance of such Common Stock Equivalent; and (B) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Borrower for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent. No adjustment of the Conversion Price shall be made under this paragraph upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustments shall previously have been made in the Conversion Price then in effect upon the issuance of such warrants or other rights pursuant to subparagraphs (v) and (vi).

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                  The following provisions shall be applicable to making of
         adjustments in the Conversion Price hereinbefore provided in subparagraphs (iii), (iv), (v) and (vi):

                           (A) The consideration received by the Borrower shall
                  be deemed to be the following: to the extent that any additional shares of Common Stock or any Common Stock Equivalents shall be issued for cash consideration, the consideration received by the Borrower therefor, or, if such additional shares of Common Stock or Common Stock Equivalents are offered by the Borrower for subscription, the subscription price, or, if such additional shares of Common Stock or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions or expenses paid or incurred by the Borrower for and in the underwriting of, or otherwise in connection with, the issue thereof; to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the fair market value of such consideration at the time of such issuance as determined in good faith by the Borrower's Board of Directors. The consideration for any additional shares of Common Stock issuable pursuant to any Common Stock Equivalents shall be the consideration received by the Borrower for issuing such Common Stock Equivalents, plus the additional consideration payable to the Borrower upon the exercise conversion or exchange of such Common Stock Equivalents. In case of the issuance at any time of any additional shares of Common Stock or Common Stock Equivalents in payment or satisfaction of any dividend upon any class of stock other than Common Stock, the Borrower shall be deemed to have received for such additional shares of Common Stock or Common Stock Equivalents a consideration equal to the amount of such dividend so paid or satisfied. In any case in which the consideration to be received or paid shall be other than cash, the Board of Directors of the Borrower shall notify promptly each holder of this Note of its determination of the fair market value of such consideration.

                           (B) Upon the expiration of the right to convert,
                  exchange or exercise any Common Stock Equivalent the issuance of which effected an adjustment in the Conversion Price, if any such Common Stock Equivalent shall not have been converted, exercised or exchanged, the number of shares

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

                  of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such Common Stock Equivalent shall no longer be computed as set forth above, and the Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of subparagraphs (d)(v) and (d)(vi) after the issuance of such Common Stock Equivalent) had the adjustment of the Conversion Price made upon the issuance or sale of such Common Stock Equivalent been made on the basis of the issuance only of the number of additional shares of Common Stock actually issued upon exercise, conversion or exchange of such Common Stock Equivalent and thereupon only the number of additional shares of Common Stock actually so issued shall be deemed to have been issued and only the consideration actually received by the Borrower (computed as in paragraph (A) above) shall be deemed to have been received by the Borrower.

                           (C) The number of shares of Common Stock at any time
                  outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Borrower or its subsidiaries.

                  No adjustments of the Conversion Price shall be made pursuant to subparagraphs (v) and (vi) upon the issuance of shares of Common Stock that are issued pursuant to (x) Employee Plans, or (y) Acquisitions.

                  (viii) For the purpose of any computation under clauses (iii),
         (iv) and (v) above, the current market price shall be deemed to be the following:

                           (A) With respect to a bonafide underwritten public
                  offering, the offering price agreed to by the underwriter;

                           (B) With respect to binding agreements made by the
                  Borrower to issue shares of Common Stock for a price that is
                  (y) determined as of the date of the agreement with reference to a market price contemporaneous with the date of the binding agreement and (z) without full adjustment to the Closing Price on the day of issuance, the price as determined by such binding agreement; or

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

                           (C) With respect to all other situations, the average
                  of the daily Closing Prices for 30 consecutive trading days commencing 45 trading days before the date in question.



                  (ix) In any case in which this subsection (d) shall require that an adjustment as a result of any event becomes effective from and after a record date, the Borrower may elect to defer until after the occurrence of such event (A) issuing to the holder of this Note converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 5.3 above. In lieu of the shares the issuance of which is deferred pursuant to subclause (A) above, the Borrower shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive such shares.

                  (x) Any adjustment in the Conversion Price otherwise required by this Section 5.4 to be made may be postponed until the date of the next adjustment otherwise required to be made if such adjustment (together with any other adjustments postponed pursuant to this clause
         (x) and not theretofore made) would not require an increase or decrease of more than 1% in such price. All calculations under this Section 5.4 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                  (xi) In case at any time, as a result of an adjustment made pursuant to subclause (C) or (D) of clause (i) above, the holder of this Note thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Borrower other than Common Stock, the number and kind of such other shares so receivable upon conversion of this Note shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in clauses (i) to (vii), inclusive, above, and the other provisions of this Section 5.4 with respect to the Common Stock shall apply on like terms to any such other shares.

                  (xii) The Board of Directors may make such reductions in the Conversion Price, in addition to those required by this Section 5.4, as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of

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

         any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 5.4, and its action in so doing shall be final and conclusive.

                  (xiii) With respect to any stockholder rights plan (the "Rights Plan") pursuant to which "Rights" would be issued or issuable to stockholders of the Borrower, no adjustment shall be made to the Conversion Price as a result of such Rights Plan in the event that an appropriate amount of "Rights" are reserved for issuance in connection with issuance of Conversion Shares to the Purchaser. If and when the Rights become exercisable, an appropriate adjustment to the Conversion Price in accordance with the terms of the Rights Plan shall be made pursuant to this Section 5.4.

         5.5 Certain Notices and Calculations. Whenever the Conversion Price is adjusted as provided in Section 5.4, the Borrower shall promptly deliver to the holder hereof a certificate signed by two officers of the Borrower setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof.

         5.6 Reservation of Shares. The Borrower covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of issue upon conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Borrower covenants that all shares of Common Stock which shall be so issuable shall, upon issuance, be duly and validly issued and fully paid and non-assessable. The Borrower shall from time to time, in accordance with applicable law, use all commercially reasonable efforts to seek necessary stockholder approval to increase the authorized amount of its Common Stock if at any time the authorized amount of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all Notes at the time outstanding. The Borrower shall take such action as may be reasonably required to cause the Conversion Shares to be approved for listing on the NYSE.

         5.7 Certain Covenants. Before taking any action which would cause an adjustment reducing the Conversion Price below the then stated or par value of the Common Stock issuable upon conversion of this Note, the Borrower will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Borrower may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Conversion Price.

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

         5.8      Certain Notices.  In case:

                  (i) the Borrower shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets (other than cash dividends or other cash distributions paid out of surplus); or

                  (ii) the Borrower shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock or any class or of any other rights; or

                  (iii) of any reclassification of the capital stock of the Borrower (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Borrower is a party and for which approval of any stockholders of the Borrower is required, or of the sale, lease, or transfer of all or substantially all of the property of the Borrower; or

                  (iv) of the voluntary or involuntary dissolution, liquidation, or winding up of the Borrower;

then, in each case, the Borrower shall provide to the Purchaser at least 20 days, but not more than 45 days, prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation, or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation, or winding up.

         5.9 Merger or Consolidation. In case of any consolidation or merger of the Borrower with or into another corporation or entity (other than a merger with another corporation in which the Borrower is the surviving corporation and which does not result in any reclassification or change in the Common Stock issuable upon conversion of this Note), or in the case of a statutory share exchange in which all shares of Common Stock are exchanged for shares of another corporation or entity, the holder of this Note shall have, and the Borrower or such successor entity or purchaser shall covenant in the constituent documents effecting any of the foregoing transactions that the holder of this Note shall have, the right to obtain upon conversion of this Note, in lieu of each share of Common Stock theretofore issuable upon exercise of the conversion rights set forth herein, the kind and amount of shares of stock, other securities, money and property receivable upon such consolidation or merger or share exchange by a holder of one share of Common Stock issuable upon exercise of the conversion rights set forth herein as if they had been exercised immediately prior to such consolidation or merger or share exchange. The constituent documents effecting any such consolidation or merger or share exchange shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this paragraph. The provisions of this paragraph shall apply similarly to successive consolidations or mergers or shares exchanges.

6.  Miscellaneous.

         This Note shall be governed by the laws of the State of Texas without regard to conflicts of law principles which would select another law.

         EXECUTED as of the date first above written.

                                     QUANTA SERVICES, INC.


                                     By: /s/ BRAD EASTMAN
                                        ---------------------------------------
                                     Name:   Brad Eastman
                                          -------------------------------------
                                     Title:  Vice President and General Counsel
                                           ------------------------------------







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